Exhibit 99.1


FOR IMMEDIATE RELEASE                   Contact:  William J. Small
                                                  Chairman, President and CEO
                                                  First Defiance Financial Corp.
                                                  (419) 782-5015
                                                  bsmall@first-fed.com
                                                  --------------------

              FIRST DEFIANCE ANNOUNCES NEW STOCK REPURCHASE PROGRAM

       New program will be implemented upon completion of existing program

DEFIANCE, OHIO (July 18, 2003) - First Defiance Financial Corp. (NASDQ: FDEF) today announced that its Board of Directors has authorized a stock repurchase program of up to 10%, or approximately 628,000 shares, of the outstanding shares of its common stock over a 12-month period which will begin immediately following the imminent completion of the company's existing share repurchase program

Under the existing program, 657,418 shares have been repurchased at an average cost of $19.21 per share. As of July 17, 2003, there remained 23,443 shares authorized for repurchase under the existing program. The repurchased shares will be held as treasury stock and will be available for general corporate purposes including employee stock option plans.

William J. Small, Chairman, President and Chief Executive Officer, said the company's strong balance sheet allows it the flexibility to fund this program while continuing to finance the company's operations and growth strategy. "We believe that the repurchase of our stock at current price levels represents an excellent investment opportunity for the company," Mr. Small said. "The repurchase program represents a good way for us to offer additional value to our shareholders."

Purchases under the First Defiance Financial Corp. stock repurchase program may be made from time-to-time, in the open market, through block trades or otherwise, and in privately negotiated transactions. Depending on market conditions and other factors, these purchases may be commenced or suspended at any time or from time-to-time without prior notice. As of July 17, 2003, First Defiance Financial Corp. had 6,284,191 shares outstanding.

About First Defiance Financial Corp. First Defiance Financial Corp., headquartered in Defiance, OH, is the holding company for First Federal Bank of the Midwest and First Insurance and Investments. First Federal operates 17 full service branches, one commercial loan production office and 23 ATM locations in northwest Ohio. First Insurance and Investments is the largest property and casualty insurance company in the Defiance, OH area and it also specializes in life and group health insurance. For more information, visit the company's Web site at www.fdef.com.


Safe Harbor Statement
Statements contained herein, including management's expectations, and Mr. Small's comments, may not be based on historical facts and are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21B of the Securities Act of 1934, as amended. Actual results could vary materially depending on risks and uncertainties inherent in general and local banking, insurance and mortgage conditions, competitive factors specific to markets in which the Company and its subsidiaries operate, future interest rate levels, legislative and regulatory decisions or capital market conditions. Additional uncertainties include, without limitation, that the stock repurchase program may not result in the purchase of any specific number of shares or the repurchase of shares at any particular prices, either because such shares are not available for repurchase on terms or at prices deemed desirable by the Company. The Company assumes no responsibility to update this information. For more details, please refer to the Company's SEC filings, including its most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q.